Exhibit 99.13(e)

U.S. Registered Advisers (the “abrdn Advisers”)

Proxy Voting Guidelines

Effective as of October 26, 2022

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires the abrdn Advisers to vote proxies in a manner consistent with clients’ best interest and must not place its interests above those of its clients when doing so. It requires the abrdn Advisers to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the abrdn Advisers vote proxies in the best interest of the clients, and (ii) to disclose to the clients how they may obtain information on how the abrdn Advisers voted proxies. In addition, Rule 204-2 requires the abrdn Advisers to keep records of proxy voting and client requests for information.

As registered investment advisers, the abrdn Advisers have an obligation to vote proxies with respect to securities held in its client portfolios in the best interests of the clients for which it has proxy voting authority.

The abrdn Advisers are committed to exercising responsible ownership with a conviction that companies adopting best practices in corporate governance will be more successful in their core activities and deliver enhanced returns to shareholders.

The abrdn Advisers have adopted a proxy voting policy. The proxy voting policy is designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interests of clients.

Resolutions are analysed by a member of our regional investment teams or our Active Ownership Team and votes instructed following consideration of our policies, our views of the company and our investment insights. To enhance our analysis we will often engage with a company prior to voting to understand additional context and explanations, particularly where there is a deviation from what we believe to be best practice.

Where contentious issues arise in relation to motions put before a shareholders’ meeting, abrdn Advisers will usually contact the management of the company to exchange views and give management the opportunity to articulate its position. The long term nature of the relationships that we develop with investee company boards should enable us to deal with any concerns that we may have over strategy, the management of risk or governance practices directly with the chairman or senior independent director. In circumstances where this approach is unsuccessful, abrdn Advisers are prepared to escalate their intervention by expressing their concerns through the company’s advisers, through interaction with other shareholders or attending and speaking at General Meetings.

In managing third party money on behalf of clients, there are a limited number of situations where potential conflicts of interest could arise in the context of proxy voting. One case is where funds are invested in companies that are either clients or related parties of clients. Another case is where one fund managed by abrdn invests in other funds managed by abrdn.

For cases involving potential conflicts of interest, abrdn Advisers have implemented procedures to ensure the appropriate handling of proxy voting decisions. The guiding principle of abrdn Advisers’ conflicts of interest policy is simple – to exercise our right to vote in the best interests of the clients on whose behalf we are managing funds.

We employ ISS as a service provider to facilitate electronic voting. We require ISS to provide recommendations based on our own set of parameters to tailored abrdn’s assessment and approach, but remain conscious always that all voting decisions are our own on behalf of our clients. We consider ISS’s recommendations and those based on our custom parameters as input to our voting decisions. We make use of the ISS standard research and recommendations and those based on our own custom policy as input to our voting decisions. Where our analysts make a voting decision that is different from the recommendations based on our custom policy they will provide a rationale for such decisions which will be made publicly available in our voting disclosures.

In order to make proxy voting decisions, an abrdn analyst will assess the resolutions at general meetings in our active investment portfolios. This analysis will be based on our knowledge of the company, but will also make use of the custom and standard recommendations provided by ISS as described above. The product of this analysis will be final voting decision instructed through ISS applied to all funds for which abrdn have been appointed to vote. For funds managed by a sub-adviser, we may delegate to the sub-adviser the authority to vote proxies; however, the sub-adviser will be required to either follow our policies and procedures or to demonstrate that their policies and procedures are consistent with ours, or otherwise implemented in the best interest of clients.

There may be certain circumstances where abrdn may take a more limited role in voting proxies. We will not vote proxies for client accounts in which the client contract specifies that abrdn will not vote. We may abstain from voting a client proxy if the voting is uneconomic or otherwise not in clients’ best interests. For companies held only in passively managed portfolios the abrdn custom recommendations provided by ISS will be used to automatically apply our voting approach; we have scope to intervene to test that this delivers appropriate results, and will on occasions intrude to apply a vote more fully in clients’ best interests. If voting securities are part of a securities lending program, we may be unable to vote while the securities are on loan. However, we have the ability to recall shares on loan or to restrict lending when required, in order to ensure all shares have voted. In addition, certain jurisdictions may impose share-blocking restrictions at various times which may prevent abrdn from exercising our voting authority.

We recognize that there may be situations in which we vote at a company meeting where we encounter a conflict of interest. Such situations include:

•	where a portfolio manager owns the holding in a personal account

•	An investee company that is also a segregated client

•	An investee company where an executive director or officer of our company is also a director of that company

•	An investee company where an employee of abrdn is a director of that company

•	A significant distributor of our products

•	Any other companies which may be relevant from time to time

In order to manage such conflicts of interests, we have established procedures to escalate decision-making so as to ensure that our voting decisions are based on our clients’ best interests and are not impacted by any conflict.

The implementation of this policy, along with conflicts of interest, will be reviewed periodically by the Active Ownership team. abrdn’s Global ESG Principles & Voting Policies are published on our website.

To the extent that an abrdn Adviser may rely on sub-advisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the abrdn Adviser may delegate responsibility for voting proxies to the sub-adviser. However, such sub-advisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of the abrdn Advisers ’ clients. Clients that have not granted abrdn voting authority over securities held in their accounts will receive their proxies in accordance with the arrangements they have made with their service providers.

As disclosed in Part 2A of each abrdn Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its abrdn Adviser. Unless specifically requested by a client in writing, and other than as required for the Funds, the abrdn Advisers do not generally disclose client-specific proxy votes to third parties.

Our proxy voting records are available per request and on the SEC’s website at SEC.gov.

On occasions when it is deemed to be a fiduciary for an ERISA client’s assets, abrdn will vote the Plan assets in accordance with abrdn’s Proxy Voting Policy and in line with DOL guidance.

For professional/ institutional investors only
(in Switzerland for qualified investors) –
not for public distribution.

Listed Company ESG Principles & Voting Policies

September 2022

abrdn.com

Contents

Introduction	3	Dividends	14
Our expectations	3	Share Capital	14
Our approach to stewardship	3	Share Issuance	15
Engagement	4	Buyback	15
Proxy Voting	5	Related Party Transactions	15
Voting Process	5	Article / Bylaw amendments	15
Governance	6	Anti-Takeover Defences	15
Strategy	7	Voting Rights	16
Board of Directors	7	General Meetings	16
Board Composition	7	Sustainability	17
Leadership	7	The Environment	18
Independence	8	Labour and employment	19
Succession Planning & Refreshment	8	Human rights	19
Diversity	8	Business ethics	20
Directors' Time Commitment	9	Environmental & Social Resolutions	21
Board Committees	9	Management Proposals	22
Director Accountability	10	Shareholder Proposals	22
Reporting	11	Climate Change	23
Political Donations & Lobbying	11	Diversity & Inclusion	23
Risk & Audit	12	Hum an Rights	24
Remuneration	12	Corporate Lobbying & Political Contributions	24
Investor Rights	14	Nuclear Energy	24
Corporate Transactions	14

Listed Company ESG Principles & Voting Policies	2

Our expectations

As global investors, we are particularly aware that ESG structures and frameworks vary across regions. Furthermore, what we expect of the companies in which we invest varies between different stages of business development and the underlying history and nature of the company in question. We seek to understand each company's individual circumstances and so evaluate how it can best be governed and overseen. As such, we strive to apply the principles and policies set out on these pages in response to the needs of that individua l company at that particular time. Our heritage as a predominantly active fund manager helps drive this bespoke approach to understanding good governance and risk management.

We have a clear percept ion of what we consider to be best practice globally - as set out in this document. However we will reflect the nature of the business, our close understanding of individual companies and regional considerations, where appropriate, in our approach to applying these policies, which are not exhaustive.

This document has received approval from the Head of Public Markets and the Investment Vector's Chief Sustainability Officer following consultation with various internal stakeholders.

Our approach to stewardship

We seek to integrate and appraise environmental, social and governance factors in our investment process. Our aim is to generate the best long- term outcomes for our clients and we will actively take steps as stewards and owners to protect and enhance the value of our clients' assets.

Stewardship is a reflection of this bespoke approach to good governance and risk management. We seek to understand each company's specific approach to governance, how value is created through business success and how investors' interests are protected through the management of risks that materially impact business success. This requires us to play our part in the governance process by being active stewards of companies, involved in dialogue with management and non-executive directors where appropriate, understanding the material risks and opportunities - including those relating to environmental and social factors and helping to shape the future success of the business.

Listed Company ESG Principles & Voting Policies	3

We will:

Take into consideration, in our investment process, the policies and practices on environmental, social and governance matters of the companies in which we invest.

Seek to enhance long-term shareholder value through constructive engagement with the companies in which we invest.

Seek to exercise shareholder rights on behalf of our clients and engage with companies on their behalf in a manner consistent with the clients' long-term best interests.

•	Seek to influence the development of high standards of corporate governance and corporate responsibility in relation to environmental and social factors for the benefit of our clients.

•	Communicate our Listed Company ESG Principles and Voting Policies to clients, companies and other interested parties.

Be accountable to clients within the constraints of professional confidentiality and legislative and regulatory requirements.

Be transparent in reporting our engagement and voting activities.

abrdn is committed to exercising responsible ownership with a conviction that companies adopting improving practices in corporate governance and risk management will be more successful in their core activities and deliver enhanced returns to shareholders. As owners of companies, the process of stewardship is a natural part of our investment approach as we seek to benefit from their long-term success on our clients' behalf. Our fund managers and analysts regularly meet with the management and non-executive directors of the majority of the companies in which we actively invest.

Our approach to stewardship is set out more fully in our Stewardship Report.

Engagement

It is a central tenet of our active investment approach that we strive to meet with the management and directors of our investee companies on a regular basis. The discussions we have cover a wide range of topics, including : strategic, operational, and ESG issues and consider the long-term drivers of value. Engagement with companies on ESG risks and opportunities is a fundamental part of our investment process. It is a process by which we can discuss how a company identifies, prioritises and mitigates its key risks and optimises its most significant opportunities. As such, we regard engagement as:

•	Important to understanding investee companies as a whole.

•	Helpful when conducting proper ESG analysis.

•	Useful to maintaining open dialogue and solid relationships with companies.

•	An opportunity to inflect positive change on a company's holistic risk management programme - be active with our holdings rather than activist.

Further detail on our engagement activities can be found in our Stewardship Report.

Listed Company ESG Principles & Voting Policies	4

Proxy Voting

Proxy voting is an integral part of our active stewardship approach and we seek to exercise voting rights in a manner in line with our clients' best interests. We seek to ensure that voting reflects our understanding of the companies in which we invest on behalf of our clients. We believe that voting is a vital mechanism for holding boards and management teams to account, and is an important tool for escalation and shareholder action.

This document includes our process and overarching policy guidelines which we apply when voting general meetings. These policies are not exhaustive and we evaluate our voting on a case by case basis. As a global investment firm we recognise the importance of adopting a regional approach, taking into account differing and developing market practices. Where a policy is specific to one region this is denoted.

We endeavour to engage with companies regarding our voting decisions to maintain a dialogue on matters of concern.

Voting Process

In line with our active ownership approach, we review the majority of general meeting agendas convened by companies which are held in our active equity portfolios.

Analysis is undertaken by a member of our regional investment teams or our Active Ownership team and votes instructed following consideration of our policies, our views of the company and our investment insights. To enhance our analysis we may engage with a company prior to voting to understand additional context and explanations, particularly where there is deviation from what we believe to be best practice.

To supplement our own analysis we make use of the benchmark research and recommendations provided by ISS, a provider of proxy voting services. In the UK we also make use of the Investment Association's (IA) Institutional

Voting Information Service. We have implemented regional voting policy guidelines with ISS which ISS applies to all meetings in order to produce customised vote recommendations. These custom recommendations help identify resolutions which deviate from our expectations. They are also used to determine votes where a company is held only in passive funds. Within our custom policies, however, we do specify numerous resolutions which should be referred to us for active review. For example we will analyse all proposals marked by ISS as environmental or social proposals.

While it is most common for us to vote in line with a board's voting recommendation we will vote our clients' shares against resolutions which are not consistent with their best interests. We may also vote against resolutions which conflict with local governance guidelines, such as the IA in the UK. Although we seek to vote either in favour or against a resolution we do make use of an abstain vote where this is considered appropriate. For example we may use an abstention to acknowledge some improvement, but as a means to reserve our position in expectation that further improvement is needed before we can vote in favour.

Where we vote against a resolution we endeavour to inform companies of our rationale.

In exceptional circumstances we may attend and speak at a shareholder meeting to reinforce our views to the company's board.

We endeavour to vote all shares for which we have voting authority. We may not vote when there are obstacles to do so, for example those impacting liquidity, such as share-blocking, or where there is a significant conflict of interest. We use the voting platform of ISS to instruct our votes.

Where we lend stock on behalf of clients, and subject to the terms of client agreements, we hold the right to recall shares where it is in clients' interests and we take the view that it will impact the final vote to maintain full voting weight on a particular meeting or resolution.

Our votes are disclosed publicly on our website one day after a general meeting has taken place.

Listed Company ESG Principles & Voting Policies	5

Listed Company ESG Principles & Voting Policies	6

Governance

Strategy

We invest in companies to create the best outcome for our clients. Companies must be clear about the drivers of their business success and their strategy for maintaining and enhancing it. Investment is a forward-looking process; we seek to understand the opportunity for a business and its scope for future value-creation over the long term. In order to do this, we need clarity on past business delivery and its drivers, and on the effective track record of management; we require honest and open reporting to build confidence in that track record. We seek confidence that companies and their management can maintain their competitive positioning and operational performance and subsequently enhance returns for investors. A clear strategy and clarity about the drivers of operational success provides the lens through which we will consider most corporate issues, not least assessing performance and risk management.

•	We will consider voting against executive or non-executive directors if we have serious concerns regarding the oversight or implementation of strategy.

Board of Directors

We believe effective board governance promotes the long-term success and value creation of the company.

The board should be responsible for establishing the company 's purpose and strategy, overseeing management in their implementation of strategy and performance against objectives. The board should ensure a strong framework of control and risk oversight, including material ESG risks. The board should assess and monitor culture and be engaged with the workforce, shareholders and wider society.

Board Composition

Effective decision making requires a mix of skills around the table and constructive debate between diverse and different-minded individuals. A range of skills, experience and perspectives should be drawn together on the board.

These include industry knowledge, experience from other sectors and relevant geographical knowledge. Independence of thought plays a crucial role in the ability of a board to generate the debate and discussion that will challenge management, help enhance business performance and improve decision-making. Board assessments will help the board ensure it has the necessary mix of skills, diversity and quality of individuals to address the current risks and opportunities the company faces. Unitary boards should comprise an appropriate combination of executive and non-executive directors such that no group of individuals dominates decision-making. We expect the size of the board to reflect the size, nature and complexity of the business. We also expect regular internal and external board evaluations which include an assessment of board composition and effectiveness.

Leadership

Running businesses effectively for the long term requires effective collaboration and cooperation, with no individual or small group having unfettered powers. Nor should they have dominant influence over the way a business is run or over major decisions about its operations or future. There should be a division of responsibility between board leadership and executive leadership of the business.

We believe that there should be a division of roles at the top of the organisation, typically between a Chief Executive Officer (CEO) and an independent Chair.

•	We will consider supporting the re-election of an existing Chair & CEO role combination, recognising that this remains common in certain geographies. In reviewing on a case by case basis we will take account of the particular circumstances of the company and consider what checks and balances are in place, such as the presence of a strong Senior Independent Director with a clear scope of responsibility.

•	We will generally oppose any re-combination of the roles of CEO and Chair, unless the move is on a temporary basis due to exceptional circumstances or other mitigating factors.

•	We will generally oppose any move of a retiring CEO to the role of Chair.

Listed Company ESG Principles & Voting Policies	7

Governance

Independence

Companies should be led and overseen by genuinely independent boards. When looking at board composition we generally expect to see a majority of independent directors, with boards identifying their independence classifications in the Annual Report. It is preferable to see an identified Senior Independent Director (SID) on the board, who will lead the appraisal of and succession planning for the Chair. We expect SIDs to meet with investors and be a point of contact for escalating concerns if required.

In assessing a director's independence we will have due regard for whether a director:

i.	Has been an employee of the company within the last five years.

ii.	Has had with in the last three years a material business relationship with the company.

iii.	Has received remuneration in addition to director fees or participates in the company's option or variable incentive schemes, or is a member of the company's pension scheme.

iv.	Has close family ties with any of the company's advisers, directors or senior employees.

v.	Holds cross- directorships or has significant links with other directors through involvement in other companies or bodies.

vi.	Represents a significant shareholder.

vii.	Has served on the board for more than 12 years (or 9 for UK companies).

•	We will consider voting against the re-election of non-independent directors if the board is not majorit y independent (excluding employee representatives). In doing so we will have regard for whether a company is controlled and the nature of the non-independence - for example, we are unlikely to vote against shareholder representatives unless their representation is disproportionate to their shareholding.

Succession Planning & Refreshment

Regular refreshment of the non-executive portion of a board helps draw in fresh perspectives, not least in the context of changes to business and emerging opportunities and risks. It also helps limit the danger of group- think. Thoughtful and proactive succession planning is therefore needed for board continuity, to ensure that a board is populated by individuals with an appropriate mix of skills, experience and perspective.

We expect the board to implement a formal process for the recruitment and appointment of new directors, and to provide transparency of this in the Annual Report.

We will vote against non-executive directors where there are concerns regarding board refreshment or excessive tenure. Where there are directors who have served for over 12 years on a board which has seen no refreshment in 3 years (2 in UK), we will generally vote against their re-election. If a director has served for over 15 years we will generally vote against their re- election. We will, however, consider the impact on board continuity and the company's succession planning efforts prior to doing so. We may not apply the tenure limit to directors who are founders or shareholder representatives.

Diversity

We believe that companies that make progress in diversity and inclusion (D&I) are better positioned for long-term sustain ability and outperformance. Diversity of thought, paired with a culture of inclusion, can help companies to tackle increasingly complex challenges and markets. We expect boards to report on how they promote D&I throughout the business and believe that setting tar gets is important to addressing imbalances. We recognise the importance of adopting a regional approach to diversity and inclusion, allowing us to press for progress with appropriate consideration for the starting point. We have for several years, actively encouraged progress in gender diversity at all levels, and have expanded our scope in relation to diversity and inclusion across geographies. In respect of ethnic diversity, this is coming increasingly in to focus as we encourage boards to progress in ensuring that their composition reflects their employee and customer bases.

Listed Company ESG Principles & Voting Policies	8

Governance

Our regional specific policies are below. In determining our votes we will take account of mitigating factors, such as the sudden departure of a female board member.

We will also consider any clear progress being made by the company on diversity and any assurance that diversity shortfalls will soon be addressed.

Gender Diversity

UK: We will generally vote against the Nomination Committee Chair of FTSE 350 companies if the board is not comprised of at least one third female directors. For smaller companies, we will take this action if the board does not include at least one female director.

•	Europe: We will generally vote against the Nomination Committee Chair of LargeCap companies if the supervisory board is not comprised of at least 30% female directors, or is not in line with the local standard if higher. For smaller companies, we will take this action if the supervisory board does not include at least one female director.

•	Australia: We will generally vote against the Nomination Committee Chair of ASX300 companies if the board is not comprised of at least 30% female directors.

North America: We will generally vote against the Nomination Committee Chair of LargeCap companies if the board is not comprised of at least 25% female directors. For smaller companies, we will take this action if the board does not include at least one female director

Ethnic Diversity

UK: We will generally vote against the Nomination Committee Chair at the boards of FTSE 100 companies, if the board does not include at least one member from an ethnic minority background. This is in line with targets set up by the Parker Review.

US: We will generally vote against the Nomination Committee Chair at the boards of S&P 1500 & Russell 3000 companies if the board does not include at least one member from a racial or ethnic minority background.

Directors' Time Commitment

Individual directors need sufficient time to carry out their role effectively and therefore we seek to ensure that all directors maintain an appropriate level of overall commitments such that allows them to be properly diligent.

•	We will consider opposing the election or re-election of any director where there is a concern regarding their ability to dedicate sufficient time to the role. In making this assessment we will have regard for the ISS classification of 'overboarding'.

•	We will generally oppose the re-election of any director who has attended fewer than 75% of board meetings in two consecutive years.

Board Committees

Boards should establish committees, populated by independent and appropriately skilled non-executive directors, to oversee (as a minimum) the nomination, audit and remuneration processes. It may also be appropriate for additional committees to be established, such as a risk or sustainability committee. These committees should report openly on an annual basis about their activities and key decisions taken.

•	We will consider voting against committee members if we have concerns regarding the composition of a committee.

Nomination Committee

This committee has responsibility for leading the process for orderly non-executive and senior management succession planning and recruitment, and for overseeing the composition of the board including skillset, experience and diversity. We expect the committee to be comprised of a majority of independent directors with an independent Chair.

•	We will consider voting against the re-election of the Nomination Committee Chair if we have concerns regarding the composition of the board or concerns regarding poor succession planning.

Listed Company ESG Principles & Voting Policies	9

Governance

Audit Committee

This committee has responsibility for monitoring the integrity of the financial statements, reviewing the company's internal financial controls and risk management systems, reviewing the effectiveness of the company's internal audit function and appointing auditors. While we prefer the committee to be wholly independent, at minimum we expect the committee to be comprised of a majority of independent directors with an independent Chair and at least one member having recent and relevant financial experience.

We will generally vote against the re-election of the Audit Committee Chair if at least one member of the Committee does not have recent and relevant financial experience.

Remuneration Committee

This committee is responsible for determining the policy and setting remuneration for executive and non-executive directors. The committee should ensure that remuneration is aligned with strategy and company performance and should clearly demonstrate regard for the company's employees, for wider society and be cognisant of the company 's licence to operate when considering policy and the overall level of remuneration. We expect remuneration committees to be robust in their approach to developing and implementing remuneration policies, with formal and transparent procedures for developing policies and for determining remuneration packages. Remuneration committees should be comprised of a majority of independent directors with an independent Chair and we expect members to have appropriate experience and knowledge of the business. No executive should be involved in setting their own remuneration.

•	Where we have significant concerns regarding the company's remuneration policy or reward outcomes we may escalate these concerns through a vote against the Chair or members of the Remuneration Committee.

Director Accountability

We expect to be able to hold boards to account through engagement and regular director re-elections and directors should feel that they are accountable to investors. We encourage individual, rather than bundled, director elections. While our preference is for directors to be subject to re-election annually, we expect re-elections to take place at least every three years. Lengthier board mandates, while not uncommon in some markets, risk divorcing directors from an appropriate sense of accountability. Directors and management should make themselves available for discussions with major shareholders as we expect to have open dialogue to share our perspectives and gain confidence that the individuals are carrying out their roles with appropriate vigour and diligence. A further important element of director accountability to shareholders is that investors should have the right, both formal and informal, to propose and promote individual directors to be considered for election to the board by all shareholders.

•	We will generally oppose the re-election of non-independent NEDs who are proposed for a term exceeding three years. We may not apply this to directors who are shareholder representative s.

•	Where we have significant concerns regarding a board member's performance, actions or inaction to address issues raised we may vote against their re-election.

•	We may vote against directors who decline appropriate requests for meeting without a clear justification.

•	Where a director has held a position of responsibility at a company which has suffered a material governance failure, we will consider whether we are comfortable to support their re-election at other listed companies.

•	We will generally support resolutions to discharge the supervisory board or management board members unless we have serious concerns regarding actions taken during the year under review. Where there is insufficient information regarding allegations of misconduct, we may prefer to abstain. In exceptional circumstances we may vote against the discharge resolution to reflect serious ESG concerns if there is not another appropriate resolution.

•	We will not support the election of directors who are not personally identified but are proposed as corporations.

Listed Company ESG Principles & Voting Policies	10

Governance

Reporting

A company's board should present a fair, balanced and understandable assessment of the company's position and prospects - financial and non-financial - and of how it has fulfilled its responsibilities. We support the principle of full disclosure of relevant and useful information, subject to issues of commercial confidentiality and prejudice. Boilerplate disclosure should be avoided. We encourage companies to consider using the appropriate globally developed standards and would particularly encourage the use of those created by the Taskforce for Climate related Financial Disclosure (TCFD), the International Integrated Reporting Council (IIRC), the Sustainability Accounting Standards Board (SASB) and the Global Reporting Initiative (GRI). Audited reporting and financial numbers should be published ahead of any relevant shareholder meetings. We continue to monitor the evolving reporting landscape and consider new reporting developments as they emerge, either voluntary or regulatory.

•	We may consider voting against a company's Annual Report & Accounts if we have concerns regarding timely provision or disclosure.

Political Donations & Lobbying

Companies should be consistent in their public statements and not undermine these in private commentary to market participants or to politicians and regulators. We welcome transparency from companies about their lobbying activities and believe that good companies have nothing to hide in this respect. Similarly we encourage transparency of any political donations that companies deem appropriate - and we expect a clear explanation of why such donations are an appropriate use of corporate funds.

Listed Company ESG Principles & Voting Policies	11

Governance

Risk & Audit

The board is responsible for determining the company's risk appetite, establishing procedures to manage risk and for monitoring the company's internal controls. We expect boards to conduct robust assessments of the company's material risks and report to shareholders on risks, controls and effectiveness. The introduction of global accounting standards has led to much greater investor confidence in the accounts produced by companies around the world. It has also assisted in creating consistency of reporting across companies, enabling fairer comparisons between different operating businesses. We therefore encourage companies seeking international investment to report under International Financial Reporting Standards (IFRS) or US GAAP. As a firm abrdn supports the continued development of high quality global accounting standards.

An independent audit, delivered by a respected audit firm, is a required element for investor confidence in reporting by companies. We strongly favour meaningful, transparent and informative auditor reports, giving us additional insights into the audit process and accounting outcomes. Audit fees must be sufficient to pay for an appropriately in-depth assurance process. We would be concerned if a company sought to make savings in this respect as the cost in terms of damage to audit effectiveness and confidence in the company's accounts would be much more substantial.

The independence of the auditor and the standard of their work, particularly in challenging management, should be subject to regular assessment that is appropriately disclosed. Even when individuals carrying out the audit are refreshed, we believe that the independence of the audit firm erodes over time and we will encourage a tender process and change of audit firm where an engagement has lasted for an extended period. In order to demonstrate the level of independence, companies should not have the same audit firm in place for more than 20 years.

The relationship with the auditor should be mediated through the audit committee. Where we are significant shareholders, we expect to be consulted on plans to tender and replace auditors.

•	We will generally vote against the re-election of an auditor which has a tenure of 20 years or over, if there are no plans for rotation in the near term.

•	We will consider voting against the auditors if we have concerns regarding the accounts presented or the audit procedures used.

•	We will vote against the approval of auditor fees if we have concerns regarding the level of fees or the balance of non-audit and audit fees.

Remuneration

Remuneration policies and the overall levels of pay should be aligned with strategy, attracting and retaining talent and incentivising the decisions and behaviours needed to create long-term value. The component parts of remuneration should be structured so as to link rewards to corporate and individual performance and they should be considered in the context of the remuneration policies when taken as a whole. We recognise the benefits of simplicity in forming the policy, which should clearly link outcomes and expectations for those receiving the remuneration, as well as external stakeholders. The structure should be transparent and understandable.

A company's annual report should contain an informative statement of remuneration policy which communicates clearly to stakeholders how it has developed and evolved. This should include details of any stress testing that may have been undertaken to understand the policy outcomes for different business scenarios. The remuneration committee should provide a clear description of the application of policy and the outcomes achieved.

Listed Company ESG Principles & Voting Policies	12

Governance

Base salary should be set at a level appropriate for the role and responsibility of the executive. We discourage increases which are driven by peer benchmarking, and expect increases to be aligned with the wider workforce. Consideration should also be given to the knock on impact to variable remuneration potential. Pension arrangements and benefits should be clearly disclosed. We generally expect pension structures to be aligned with the wider workforce.

A company should structure variable, performance-related pay to incentivise and reward management in a manner that is aligned with the company's sustainable performance and risk appetite over the long term. We expect all variable pay to be capped, preferably as a proportion of base salary. In the UK we expect variable pay to be capped as a proportion of salary. In other markets, if variable pay is capped at a number of shares, we expect the value of grants to be kept under review annually to ensure the value remains appropriate and is not excessive.

Performance metrics used to determine variable pay should be clearly disclosed and aligned with the company's strategy. A significant portion of performance metrics should seek to measure significant improvements in the underlying financial performance of the company. We also encourage the inclusion of non-financial metrics linked to targets which are aligned with the company's progress on its ESG strategy. Where possible we expect these targets to be quantifiable and disclosed.

Variable pay arrangements should incentivise participants to achieve above-average performance through the use of challenging targets. We encourage sliding-scale performance measures and expect performance target ranges to be disclosed to enable shareholders to assess the level of challenge and pay for performance alignment. We expect annual bonus targets to be disclosed retrospectively and encourage the disclosure of long term incentive (LTI) targets at the beginning of the performance period, but at minimum we expect retrospective disclosure. Where bonus or LTI targets are not disclosed due to commercial sensitivity we expect an explanation of why the targets continue to be considered sensitive retrospectively and expect some detail regarding the level of achievement vs target. Where a share price metric is being used, we expect this to be underpinned by a challenging measure of underlying performance.

We encourage settlement of a portion of the annual bonus in shares which are deferred for at least one year.

We expect settlement of long term incentives to be in shares, with rationale provided for any awards settled in cash. Long term incentives should have a performance period of no less than three years. In the UK we expect a further holding period of two years to be applied, and we encourage this in other markets.

We do not generally support restricted share schemes or value creation plans. We will consider supporting the use of restricted share plans which have been structured consistent with the guidelines of the Investment Association.

We expect appropriate malus and clawback provisions to be applied to variable remuneration plans.

We expect shareholding guidelines to be adopted for executive directors and encourage the adoption of post-departure shareholding guidelines.

We expect details of any use of discretion to be disclosed and its use should be justifiable, appropriate and clearly explained. We would expect policies to be sufficiently robust so that discretion is only necessary in exceptional circumstances. We do not generally support exceptional awards, and are particularly sensitive to such awards being granted to reward a corporate transaction.

We expect executive service contracts to provide for a maximum notice period of 12 months. We will consider local best practice provisions related to severance arrangements when voting.

Non-executive fees should reflect the role's level of responsibility and time commitment. We do not support NED's participation in option or performance-related arrangements. However we do support the payment of fees in shares, particularly where conservation of cash is an issue.

In the UK our expectations of companies are aligned with the Investment Association's Principles of Remuneration.

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Governance

Where significant changes to remuneration arrangements are being considered, we would expect remuneration committees to consult with their largest shareholders prior to finalising any changes. Where any increase to variable remuneration is proposed, we would expect this to be accompanied by a demonstrable increase in the stretch of the targets. Furthermore we expect any increases to remuneration to be subject to shareholder approval.

In line with the expectations set out above we will generally vote against the appropriate resolution(s) where:

We consider the overall reward potential or outcome to be excessive.

•	A significant increase to salary has been granted which is not aligned with the workforce or is not sufficiently justified.

•	A significant increase to performance-related pay has been granted which is not sufficiently justified, is not accompanied by an increase in the level of stretch required for achievement or results in the potential for excessive reward.

There is no appropriate cap on variable incentive schemes.

Performance targets for annual bonus awards are not disclosed retrospectively and the absence of disclosure is not explained.

•	Performance targets for long term incentive awards are not disclosed up front and there is no compelling explanation regarding the absence of disclosure or a commitment to disclose retrospectively.

•	Performance targets are not considered sufficiently challenging, either at threshold, target or maximum.

Relative performance targets allow vesting of awards for below median performance.

Retesting provisions apply.

Incentives that have been conditionally awarded have been repriced or performance conditions changed part way through a performance period.

•	We have concerns regarding the use of discretion or the grant of exceptional awards.

•	Pension arrangements are excessive.

Pension arrangements are not aligned with the wider workforce (UK).

Investor Rights

The interests of minority shareholders must be protected and any major, or majority, investor should not enjoy preferential treatment. The structure of ownership or control should minimise the potential for abuse of public shareholders.

Corporate Transactions

Companies should not make significant changes to their structure or nature without being fully transparent to their investors. Shareholders should have the opportunity to vote on significant corporate activity, such as mergers and acquisitions. Where a transaction is with a related party, only independent shareholders should have a vote. Even in markets where no vote is given to shareholders in these circumstances, investors need transparent disclosure of the reasons for any such major change. Companies should expect that shareholders may want to discuss and debate proposed developments

Diversification beyond the core skills of the business needs to be justified as it is more often than not a distraction from operational performance. All major deals need to be clearly explained and justified in the context of the pre-existing strategy and be subject to shareholder approval.

•	We will vote on corporate transactions on a case by case basis.

Dividends

We will generally support the payment of dividends but will scrutinise the proposed level where it appears excessive given the company's financial position.

Share Capital

The board carries responsibility for prudent capital management and allocation.

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Governance

Share Issuance

We will consider capital raises which are proposed for a specific purpose on a case by case basis but recognise that it can be beneficial for companies to have some general flexibility to issue shares to raise capital. However we expect issuances to be limited to the needs of the business and companies should not issue significant portions of shares unless offering these on a pro-rota basis to existing shareholders to protect against inappropriate dilution of investments.

Where a company seeks a general authority to issue shares we generally expect this to be limited to 25% of the company's share capital for pre-emptive issuances. In the UK we are aligned with the guidance of the Investment Association Share Capital Management Guidelines.

•	Where a company seeks a general authority to issue shares we generally expect this to be limited to 10% of the company's share capital for non-pre-emptive issuances. In the UK we are aligned with the guidance of the Investment Association Share Capital Management Guidelines and those of the Pre-Emption Group.

•	We will not generally support share issuances at investment trusts unless there is a commitment that shares would only be issued at a price at or above net asset value.

When considering our votes we will, however, take account of the company's circumstances and any further detail regarding proposed capital issuance authorities prior to voting.

Buyback

We recognise that share buybacks can be a flexible means of returning cash to shareholders.

We will generally support buyback authorities of up to 10% of the issued share capital.

Related Party Transactions

The nature of relations - particularly any related party transactions (RPTs)- with parent or related companies, or other major investors, must be disclosed fully.

Related party transactions must be agreed on arm's length terms and be made fully transparent. Where they are material, they should be subject to the approval of independent shareholders.

•	We will vote against RPTs where there is insufficient transparency of the nature of the transaction,

the rationale, the terms or the views and assessment of directors and advisors.

Article/Bylaw amendments

While it is standard to see proposals from companies to amend their articles of association or bylaws, we will review these on a case by case basis. When doing so we expect full transparency of the proposed changes to be disclosed.

•	We will vote against amendments which will reduce shareholder rights.

Anti-Takeover Defences

There should be no artificial structures put in place to entrench management and protect companies from takeover. The best defence from hostile takeover is strong operational delivery.

•	We will generally vote against anti-takeover/poison pill' proposals.

Listed Company ESG Principles & Voting Policies	15

Governance

Voting Rights

We are strong supporters of the principle of 'one share, one vote ' and therefore favour equal voting rights for all shareholders.

We will generally vote against proposals which seek to introduce or continue capita l structures with multiple voting rights.

•	We will consider voting against proposals to raise new capital at companies with multiple share classes and voting rights.

General Meetings

Shareholder meetings provide an important opportunity to hold boards to account not only through voting on the proposed resolutions but also by enabling investors the opportunity to raise questions, express views and emphasise concerns to the entire board. We may make a statement at a company's AGM as a means of escalation to reinforce our view s to a company's board.

We welcome the opportunity to attend meetings virtually, being of the view that this can increase participation given obstacles such as location or meeting concentration. However we are not supportive of companies adopting virtual- only meetings as we believe this format reduces accountability. Our preference is for a hybrid meeting format to balance the flexibility of remote attendance with the accountability of an in-person meeting.

•	We will generally support resolutions seeking approval to shorten the EGM notice period to minimum 14 days, unless we have concerns regarding previous inappropriate use of this flexibility.

•	We will generally support proposals to enable virtual meetings to take place as long as there is confirmation that the format will be hybrid, with physical meetings continuing to take place (unless prohibited by law).

We expect virtual attendees to have the same rights to speak and raise questions as those attending in-person.

Listed Company ESG Principles & Voting Policies	16

Listed Company ESG Principles & Voting Policies	17

Sustainability

As part of strategic planning, boards need to have oversight of, and clearly articulate, the key opportunities and risks affecting the sustainability of the business model. This includes having a process for, and transparent disclosure of, potential and emerging opportunities and risks and the actions being taken to address them.

The effective management of risks extends to long- term issues that are hard to measure and whose timeframe is uncertain and will include the management of environmental and social issues. We use the UN Global Com pact's four areas of focus in assessing how companies are performing in this area.

Specifically we expect companies to be able to demonstrate how they manage their exposures under the following headings.

The Environment

It is generally accepted that companies are responsible for the effects of the ir operations and products on the environment. The steps they take to assess and reduce those impacts can lead to cost savings and reduce potential reputational damage. Companies are responsible for their impact on the climate and they face increased regulation from world governments on activities that contribute to climate change.

We expect that companies will:

•	Identify, manage and reduce their environmental impacts.

•	Understand the impact of climate change along the company value chain.

•	Develop group-level climate policies and, where relevant, set targets to manage the impact, report on policies, practices and actions taken to reduce carbon and other environmental risks within their operations.

•	Comply with all environmental laws and regulations, or recognised international best practice as a minimum.

Where we have serious concerns regarding a board's actions, or inaction, in relation to the environment we will consider taking voting action on an appropriate resolution.

CD

See also our full position statement on The Environment.

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Sustainability

Labour and employment

Companies that respect internationally recognised labour rights and provide safe and healthy working environments for employees are likely to reap the benefits. This approach is likely to foster a more committed and productive workforce, and help reduce damage to reputation and a company's license to operate. We expect companies to comply with all employment laws and regulations and adopt practices in line with the International Labour Organization's core labour standards. a minimum.

In particular, companies will:

Take affirmative steps to ensure that they uphold decent labour standards.

•	Adopt strong health and safety policies and programmes to implement such policies.

•	Adopt equal employment opportunity and diversity policies and a programme for ensuring compliance with such policies.

Adopt policies and programmes for investing in employee training and development.

Adopt initiatives to attract and retain talented employees, foster higher productivity and quality, and encourage in their workforce a commitment to achieving the company's purpose.

•	Ensure policies are in place for a company's suppliers that promote decent labour standards, and programmes are in place to ensure high standards of labour along supply chains.

•	Report regularly on its policy and implementation of managing human capital.

Where we have serious concerns regarding a board's actions, or inaction, in relation to labour and employment we will consider taking voting action on an appropriate resolution.

See also our full position statement on Labour and Employment.

Human rights

We recognise the impact that human-rights issues can have on our investments and the role we can play in stimulating progress. We draw upon a number of international, legal and voluntary agreements for guidance on human-rights responsibilities and compliance.

Our primary sources are the International Bill of Rights and the core conventions of the International Labour Organisation (ILO), which form the list of internationally agreed human rights, and the UN Guiding Principles on Business and Human Rights (UNGPs), which clarifies the roles of states and businesses. We encourage companies to use the UNGPs Reporting Framework and encourage disclosure in line with this guidance.

We expect companies to:

•	Continually work to understand their actual and potential impacts on human rights.

•	Establish systems that actively ensure respect for human rights.

•	Take appropriate action to remedy any infringements on human rights.

Where we have serious concerns regarding a board's actions, or inaction, in relation to human rights we will consider taking voting action on an appropriate resolution.

See also our full position statement and investment approach document on Human Rights.

Listed Company ESG Principles & Voting Policies	19

Sustainability

Business ethics

As institutions of wealth and influence, companies have a significant impact on the prosperity of their local communities and the wider world. Having a robust code of ethics and ensuring professional conduct mean companies operate more effectively, particularly when it comes to ethical principles governing decision-making. A company's failure to conform to internationally recognised standards of business ethics on matters such as bribery and corruption, can increase its risk of facing investigation, litigation and fines. This could undermine its license to operate, and affect its reputation and image.

We expect companies to have policies in place to support the following:

•	Ethics at the heart of the organisation 's governance.

A zero-tolerance policy on bribery and corruption.

How people are rewarded, as pay can influence behaviour.

Respect for human rights.

•	Tax transparency.

•	Ethical training for employees.

Where we have serious concerns regarding a board's actions, or inaction, related to business ethics we will consider taking voting action on an appropriate resolution.

See also our full position statement on Business Ethics and Governance.

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Environmental & Social
Resolutions

We will review any resolution at company meetings which ISS has identified as covering environmental and social factors. The following will detail our overarching approach and expectations.

Our approach to vote analysis is consistent across active and quantitative investment strategies:

•	Review the resolution, proponent and board statements, existing disclosures, and external research.

•	Engage with the company, proponents, and other stakeholders as required.

Involve thematic experts, regional specialists, and investment analysts in decision-making to harness a wide range of expertise and include all material factors in our analysis.

Ensure consistency by using our own in-house guidance to frame case-by-case analysis.

Monitor the outcomes of votes.

•	Follow-up with on-going engagement as required.

Given the nature of the topics covered by these resolutions we do not apply binary voting policies. We adopt a nuanced approach to our voting research and outcomes and will consider the specific circumstances of the company concerned. Our objective is not to vote in favour of all shareholder resolutions but to determine the best outcome for the company in the context of the best outcome for our clients. There are instances where we are supportive of the spirit of a resolution however there may be a reason which prevents our support for the proposal. For example, where the purpose of the resolution is unclear, where the wording is overly prescriptive, when suggested implementation is overly burdensome or where the proposal strays too closely to the board's responsibility for setting the company's strategy.

Management Proposals

We are supportive of the steps being taken by companies to provide transparent, detailed reporting of their ESG strategies and targets. While shareholder proposals on environmental and social topics have been common on AGM agenda for several years, an increasing number of companies are presenting management proposals, such as so called 'say on climate' votes, for shareholder approval. While we welcome the intention of accountability behind these votes, we have reservations about the potential for them to limit the scope for subsequent investor challenge and diminish the direct responsibility and accountability of the board and individual directors. We believe it is the role of the board and the executive to develop and apply strategy, including ESG strategies, and we will continue to use existing voting items to hold boards to account on the implementation of these strategies. As active investors we also regularly engage with investee companies on ESG topics and find this dialogue to be the best opportunity to provide feedback.

Shareholder Proposals

The number of resolutions focused on environmental and social (E&S) issues filed by shareholders continues to grow rapidly. The following provides an overview of some of the factors we consider when assessing the most prevalent themes for shareholder proposals.

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Environmental & Social
Resolutions

Climate Change

We are members of the Net Zero Asset Manager Initiative and this is reflected in our Active Ownership approach.

We encourage the companies in which we invest to demonstrate a robust methodology underpinning Paris aligned goals and targets and are supportive of resolutions that will help companies to achieve this. Once a credible climate strategy is in place, we prioritise evidence of implementation over requests to re-draft strategies and targets after only a year or two.

A growing number of resolutions call on companies to increase the transparency of their reporting on climate-related lobbying. These proposals typically encompass direct lobbying undertaken by the company and indirect lobbying undertaken by trade associations and other organisations of which it is a member or supporter.

Lobbying contrary to the objectives of the Paris Agreement is effective in creating climate policy inertia and impeding the transition to net zero economies.

We do not evaluate resolution s in isolation. Our approach recognises the links between corporate governance, strategy and climate approach. Where a company's operational response to climate change is inadequate, the effectiveness of board oversight and corporate governance may also be called into question.

We expect and encourage companies to:

•	Demonstrate that a robust methodology underpins Paris aligned, net zero goals and targets.

•	Set targets for absolute emission reduction, not just carbon intensity, to show a clear pathway to net zero.

Report in alignment with the Taskforce for Climate-Related Financial Disclosure framework.

Link targets to remuneration and ensure they are reflected in capital expenditure and R&D plans.

•	Carefully manage climate-related lobbying by ensuring appropriate oversight, transparent disclosure of activities, and alignment of activities with the company's strategy and publicly stated positions.

Diversity & Inclusion

Diversity & Inclusion (D&I) is an important and growing theme for shareholder resolutions. In recent years resolutions have focussed on racial equity audits, pay gap reporting, transparent disclosure of D&I metrics and assessments of the efficacy of D&I programmes.

A racial equity audit is an independent analysis of a company's business practices designed to identify practices that may have a discriminatory effect.

We are supportive of racial equity audits in relation to internal and external D&I programmes. It is appropriate that these programmes should have KPls and audit mechanisms in place to measure and evaluate outcomes. Some proposals request racial equity audits of provision of services. We are aware that measuring provision of service is challenging and gathering racial data on customers can be difficult and inappropriate. There are also multiple different factors that can influence service provision and which could be misconstrued as being racially motivated. We will however, support resolutions which are not unduly prescriptive and allow companies to carry out audits within a reasonable timeframe, at a reasonable cost, and excluding confidential or proprietary information.

We consider standardised gender pay gap disclosure to be an important tool for assessing how companies are addressing gender inequality. Reporting on gender pay gaps across global operations can help companies to remain ahead of the regulatory curve. It also enables them to offer better opportunities and remuneration for women around the world. We are therefore supportive of resolutions which are likely to deliver these benefits.

Proposals must be carefully drafted to achieve these outcomes. For instance, in the past we have been unable to support resolutions which called for global median gender and racial pay gap reporting as it was unclear how this would reveal potential pay disparities at a local level and how it could be implemented by companies with operations in jurisdictions where collection of racial identity data is illegal.

Listed Company ESG Principles & Voting Policies	23

Environmental & Social
Resolutions

In the US market we support public disclosure of EE0-1forms by companies. The EE0-1form details a comprehensive breakdown of workforce by race and gender according to ten employment categories. The form is submitted privately to the US Equal Employment Opportunity Commission on an annual basis. When publicly disclosed, it offers investors and other stakeholders data in a standardised and comparable form. We have used our engagement programme to ask the companies in which we invest to disclose this form for their US operations while making it central to our D&I voting approach and supporting resolutions that request it.

Human Rights

As a supporter of the UN Guiding Principles on Business and Human Rights (UNGPs), we expect companies to demonstrate how human rights due diligence is conducted across operations, services, product use and the supply chain. Companies can have a significant impact on human rights directly through operations and provision of services, and indirectly through product use and the supply chain. In recent years the sale and end-use of controversial technologies, such as facial recognition software, has emerged as a prominent theme.

We expect and encourage companies to:

Have robust due diligence processes to assess the actual and potential human rights impacts of their operations, services, product use and supply chain.

Conduct customer and supplier vetting processes commensurate with the risk of human rights abuse.

Publicly disclose information about the operation of these processes and utilise the UNG Ps' Reporting Framework. This will improve the standard and consistency of human rights reporting and enable more informed investment decision making.

Corporate Lobbying & Political Contributions

Corporate lobbying and political contributions are a recurrent theme of shareholder resolutions, particularly in the US. These proposals typically encompass direct lobbying undertaken by the company and indirect lobbying undertaken by trade associations and other organisations of which it is a member or supporter.

Proposals may also request the disclosure of more information regarding the process and rationale for political contributions. We expect companies to make transparent, consolidated disclosures of direct and indirect lobbying and political expenditure. This disclosure should be underpinned by a coherent policy that: explains public policy priorities and the rationale for associated expenditure, identifies the management positions responsible for public policy engagement, and provides appropriate mechanisms for board oversight.

These measures should mitigate the risks associated with corporate lobbying and political contributions, protecting the interest of shareholders and other stakeholders.

Nuclear Energy

In the Japanese market nuclear energy is a recurrent theme of shareholder resolutions. The Japanese government is seeking to reduce the nation's reliance on coal and its energy strategy presents safe nuclear power generation as an important source of base-load power. In this context, resolutions which seek to limit or cease the nuclear operations of an individual company do not appear to be in the best interests of shareholders and other stakeholders. The health & safety risks associated with nuclear energy are high, must be managed carefully across the industry, and are an important consideration in our voting.

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Important Information

Investment involves risk. The value of investments, and the income from them, can go down as well as up and an investor may get back less than the amount invested. We recommend that you seek financial advice prior to making an investment decision.

The details contained here are for information purposes only and should not be considered as an offer, investment recommendation, or solicitation to deal in any investments or funds and does not constitute investment research, investment recommendation or investment advice in any jurisdiction. Any opinion or estimate contained in this report are made on a general basis. No inform at ion contained herein constitutes investment, tax, legal or any other ad vice, or an invitation to apply for securities in any jurisdiction where such an offer or invitation is unlawful, or in which the person making such an offer is not qualified to do so.

This is not a complete list or explanation of the risks involved and investors should read the relevant offering documents and consult with their own advisors investing prior to making an investment decision.

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